Exhibit (h)(8)(i)

AMENDMENT TO PARTICIPATION AGREEMENT

REGARDING

RULES 30E-3 AND 498A

Protective Life Insurance Company (“Company”), Federated Hermes Insurance Series (the “Investment Company”) and Federated Securities Corp. (the “Distributor”) entered into a certain participation agreement dated December 15, 2020 (the  “Participation  Agreement”). This Amendment (the “Amendment”) to  the Participation  Agreement  is
entered into as of July 27, 2022, by and among the Company, on its own behalf and on behalf of each separate account of the Company as set forth in the Participation Agreement, as may be amended from time to time (individually and collectively the “Accounts”), the Investment Company and the Distributor (collectively, the “Parties”).

RECITALS

WHEREAS, pursuant to the Participation Agreement among the Parties, the Company invests in shares of certain of the portfolios of the Investment Company (the “Portfolios”) as a funding vehicle for the Accounts that issue variable annuity and/or life insurance contracts (the “Variable Contracts”) to persons that are registered owners of such Variable Contracts on the books and records of the Company (the “Contract Owners”);

WHEREAS, the Accounts are registered as unit investment trusts under the Investment Company Act of 1940, as amended (the “1940 Act”);

WHEREAS, the Company, on behalf of the Accounts, has certain obligations pursuant to Rule 30e-2 under the 1940 Act to deliver Fund shareholder reports to Contract Owners, which obligations may be satisfied by compliance with Rule 30e-3 under the 1940 Act (“Rule 30e-3”);

WHEREAS, the Company intends to comply with the requirements, terms and conditions of Rule 30e-3 in order to satisfy its obligation to deliver Fund shareholder reports to Contract Owners, including hosting the website of certain fund materials required by Rule 30e-3; and

WHEREAS, Section 5(b)(2) of the Securities Act of 1933, as amended (the “1933 Act”) may require that a Statutory Prospectus (as defined in Rule 498A under the 1933 Act; “Rule 498A”) for the Portfolios be delivered to Contract Owners under certain circumstances;

WHEREAS, Company intends to meet any such Portfolio Statutory Prospectus delivery requirement by relying on (and complying with the requirements, terms and conditions of) paragraph (j) of Rule 498A for “on-line” delivery;

WHEREAS, paragraph (j) of Rule 498A requires, inter alia, that certain Fund Documents (defined below) be posted and maintained on a website specified on the cover page of the Summary Prospectus for the Variable Contracts, and the Company intends to host said website; and

WHEREAS, the Company cannot host such website in compliance with Rules 30e-3 498A unless the Investment Company prepares and provides the Fund Documents. The Fund Documents shall be available on the Investment Company’s website;

NOW, THEREFORE, in consideration of the mutual covenants herein contained, which consideration is full and complete, the Company, the Investment Company, and the Distributor hereby agree to supplement and amend the Participation Agreement as follows:

1

  Meet the applicable standards of the 1933 Act, the Securities Exchange Act of 1934, as amended; the 1940 Act; and all rules and regulations under those Acts; and
  Do not contain any untrue statement of a material fact or omit to state a material fact necessary in order to make the statements made, in light of the circumstances under which they are made, not misleading.
  Provision of Fund Documents for Paper Delivery. The Investment Company and the Distributor shall:
  (a) At their expense, as the Company may reasonably request from time to time, provide the Company with sufficient paper copies of the then current Fund Documents, so that the Company may maintain a supply of such current paper documents sufficient in its reasonable judgment to meet anticipated requests from Contract Owners (see paragraphs
  (e) and (f) of Rule 30e-3 and paragraphs (i)(1) and (j)(3) of Rule 498A). Such Company requests shall be fulfilled reasonably promptly.
    Alternatively, if requested by the Company in lieu thereof, the Investment Company or its designee shall provide such electronic or other documentation (including “camera ready” copies of the current Fund Documents as set in type), to have the then current Fund Documents printed for distribution; the reasonable costs of providing the electronic documentation and of such printing to be borne by the Investment Company.
    The Investment Company and/or the Distributor shall reimburse the Company for the costs of mailing the Fund Documents to Contract Owners.
  Portfolio Expense and Performance Data. The Investment Company shall provide such data regarding each Portfolio’s expense ratios and investment performance as the Company shall reasonably request, to facilitate the registration and sale of the Variable Contracts. Without limiting the generality of the forgoing, as soon as administratively feasible, the Investment Company shall provide the following Portfolio expense and performance data on a timely basis to facilitate the Company’s preparation of its annually updated registration statement for the Variable Contracts (and as otherwise reasonably requested by the Company):
    the gross “Annual Portfolio Company Expenses” for each Portfolio calculated in accordance with Item 3 of Form N-1A, before any expense reimbursements or fee waiver arrangements (and in accordance with (i) Instruction 16 to Item 4 of Form N-4, and (ii) Instruction 4(a) to Item 4 of Form N-6); and
    the net “Annual Portfolio Company Expenses” (aka “Total Annual Fund Operating Expenses”) for each Portfolio calculated in accordance with Item 3 of Form N-1A, that include any expense reimbursements or fee waiver arrangements (and in accordance with (i) Instruction 17 to Item 4 of Form N-4 and (ii) Instruction 4 to Item 17 of Form N-4, and (iii) Instruction 4(b) to Item 4 of Form N-6, and (iv) Instruction 4 to Item 18 of Form N-6)), and the period for which the expense reimbursements or fee waiver arrangement is expected to continue and whether it can be terminated by the Portfolio (or Investment Company); and
    the “Average Annual Total Returns” for each Portfolio (before taxes) as calculated pursuant to Item 4(b)(2)(iii) of Form N-1A (for the 1, 5, and 10 year periods, and in accordance with (i) Instruction 7 to Item 17 of Form N-4, and
  (ii) Instruction 7 to Item 18 of Form N-6)).
  Construction of this Amendment; Participation Agreement.
    This Amendment shall be interpreted to be consistent with, and to facilitate compliance with and reliance on, Rule 30e-3 under the 1940 Act and the Company’s compliance with Rule 498A (including paragraph (j) thereof) under the 1933 Act and any interpretations of those Rules by the Securities and Exchange Commission, its staff, courts, or other appropriate legal authorities.
    To the extent the terms of this Amendment conflict with the terms of the Participation Agreement, the terms of this Amendment shall control; otherwise, and except as otherwise specifically set forth in this Amendment, the terms of the Participation Agreement shall continue to apply, and shall apply to the duties, responsibilities, rights and obligations of the Parties under and pursuant to this Amendment. This Amendment is in addition to, and not instead of and does not replace, any other Amendments to the Participation Agreement.
  Termination. This Amendment shall terminate upon the earlier of:
  termination of the Participation Agreement; or
  60 days written notice from any Party to the other Parties.

  Indemnification. The Investment Company and the Distributor specifically agree to indemnify and hold harmless the Company (and its officers, directors, and employees) from any and all liability, claim, loss, demand, damages, costs and expenses (including reasonable attorney’s fees) arising from or in connection with any claim or action of any type whatsoever brought against the Company (or its officers, directors, and employees) as a result of any failure or alleged failure by the Investment Company or Distributor to fulfill their duties and responsibilities under this Amendment or for any other breach of this Amendment. This indemnification shall be in addition to and not in lieu of the indemnification provided for in the Participation Agreement or any other addendums or amendments thereto, but otherwise shall be subject to and in accordance with the terms and conditions of the Participation Agreement.
  Counterparts and Delivery. This Amendment may be executed in two or more counterparts, each of which shall be an original and all of which together shall constitute one instrument. A signed copy of this Amendment delivered by facsimile or by emailing a copy in .pdf form shall be treated as an original and shall bind all Parties just as would the exchange of originally signed copies.
  Joint and Several Liability. The responsibilities, obligations, duties and liabilities of the Investment Company and Distributor under this Amendment shall be joint and several.

IN WITNESS WHEREOF, the undersigned have caused this Amendment to be executed as of the date first above written.

The Company:
PROTECTIVE LIFE INSURANCE COMPANY

Sign Here: /s/ Steve Cramer
Print Name: Steve Cramer
Title: Chief Product Officer – Retirement Division
Date: Jul 27, 2022
Email: steve.cramer@protective.com

FEDERATED HERMES INSURANCE SERIES

/s/ John B Fisher
Name: John B Fisher
Title: President
Date: July 27, 2022

FEDERATED SECURITIES CORP.

/s/ Paul A Uhlman
Name: Paul A Uhlman
Title: President
Date: July 27, 2022